Exhibit 99.1

Genasys Reports Fourth Quarter and Fiscal Year 2025 Results

A Pivotal Fourth Quarter, Marked by a Return to Positive Operating Income and Adjusted EBITDA for the First Time in Seven Quarters

SAN DIEGO, CA – December 9, 2025 – Genasys Inc. (NASDAQ: GNSS), the global leader in Protective Communications, today announced financial results for the Company’s fiscal fourth quarter and full year ended September 30, 2025.

Management Commentary and Outlook

“The fourth quarter marked an inflection point for Genasys” said Richard Danforth, Genasys’ Chief Executive Officer. “With the benefits of our strategic efforts starting to materialize, we delivered a significant increase in revenue and returned to positive operating income and adjusted EBITDA*. Our gross margin returned to 50%, which we expect to be a more normalized level going forward. Furthermore, we expanded our backlog, as we continued to win new deals in both our hardware and software businesses.

“This is an exciting phase for Genasys. We are executing on the large opportunities in our backlog and are beginning to build momentum in our pipeline across all business verticals. Demand for our technology continues to build globally across defense, public safety, emergency warning, and other critical markets. Success in Puerto Rico has accelerated interest from international governments seeking similar solutions, and we believe these Early Warning System projects will become an important growth driver as we move through 2026 and 2027. Additionally, our LRAD business continues to be validated with a consistent flow of new and follow-on orders across various end markets. On the software side, governments and law enforcement agencies are increasingly turning to Genasys to strengthen their crisis communication processes, and we expect ongoing growth in our software offerings.

“Entering fiscal 2026 with a strong backlog, we expect sustained year-over-year revenue growth with gross margins near 50%. Overall, it was a successful quarter for Genasys, and we are confident we can build on this positive performance and drive meaningful value creation for our shareholders.”

Fiscal 4Q 2025 Financial Summary

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Revenue of $17.0 million, versus $6.7 million in the fiscal 2024 fourth quarter
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Gross margin of 50.3%, versus 40.8% in the fiscal 2024 fourth quarter
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GAAP operating income of $1.3 million, versus GAAP operating loss of ($7.1) million in the fiscal 2024 fourth quarter

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Adjusted EBITDA of $2.4 million, versus ($6.0) million in the fiscal 2024 fourth quarter
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GAAP net loss of ($1.4) million versus ($11.4) million in the fiscal 2024 fourth quarter. GAAP net loss per share of ($0.03) versus ($0.26) in the fiscal 2024 fourth quarter

Fiscal 2025 Financial Summary

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Revenue of $40.8 million, versus $24.0 million in fiscal 2024.
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Gross Margin of 41.6%, versus 42.4% in fiscal 2024.
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GAAP operating loss of ($16.8) million, versus ($26.7) million in fiscal 2024.
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Adjusted EBITDA of ($12.4) million, versus ($22.1) million in fiscal 2024.
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GAAP net loss of ($18.1) million versus ($31.7) million in fiscal 2024. GAAP net loss per share of ($0.40) versus ($0.72) in fiscal 2024.

Recent Business Highlights

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Secured an additional $1.1 million in LRAD orders from the U.S. Military, signaling continued demand and trust in our communications systems.
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Announced a $1.7 million LRAD order in the Asia Pacific region, highlighting growing international interest.
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Successfully completed the Alabama-Coushatta Tribe of Texas ACOUSTICS installation and commissioning.
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Received a $1.0 million LRAD-RT order for Bird and Wildlife Preservation, continuing to diversify our end market applications.
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Appointed the Gateway Group to lead an expanded investor relations program, with a focus on increasing institutional engagement and strengthening the Company’s overall messaging to the market.
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Entered into strategic partnership with Julie Parker Communications to strengthen public safety communication by combining Genasys technology with top tier crisis and media expertise.
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Announced a follow-on $1.0 million order from a nuclear energy operator, expanding Genasys emergency-warning and facility communication systems by two additional nuclear sites.

Fiscal Fourth Quarter 2025 Financial Results

Fiscal fourth quarter revenue was $17.0 million, an increase of 152.6% from $6.7 million in the prior year’s quarter.

Gross profit margin was 50.3%, compared with 40.8% in the fourth quarter of fiscal 2024. The increase in gross profit margin was primarily driven by the increase in hardware revenue and reflects the normalized rate we expect moving forward.

Operating expenses decreased 26.5% to $7.3 million from $9.9 million in fiscal fourth quarter 2024. Selling, general and administrative expenses decreased 22.8% to $5.8 million from $7.5 million in the quarter ended September 30, 2024. Research and development expenses decreased 38.0% year-over-year to $1.5 million from $2.4 million in the fiscal 2024 fourth quarter.

GAAP net loss in the quarter was ($1.4) million, or ($0.03) per share, compared with a GAAP net loss of ($11.4) million, or ($0.26) per share, in the fourth quarter of fiscal 2024. The decrease in GAAP net loss was driven by the higher revenues and cost cutting measures.

Adjusted EBITDA was $2.4 million for the fourth quarter of fiscal 2025, compared with ($6.0) million for the prior fiscal year period.

Fiscal 2025 Financial Review

Revenue for fiscal year 2025 increased 69.8% to $40.8 million, compared to $24.0 million in fiscal year 2024. Software revenue increased 21.5% to $8.9 million. Hardware revenue increased to $31.8 million, or 91.0%, primarily driven by a $13.2 million contribution from the Puerto Rico Early Warning System Project.

Gross profit margin was 41.6% for fiscal year 2025, compared with 42.4% in the prior fiscal year. The slight decrease in profit margin was attributable to the revenue recognition pattern for the early-stage Puerto Rico Early Warning System Project.

Operating expenses were $33.8 million in fiscal year 2025, down $3.1 million from $36.9 million in fiscal year 2024. Selling, general and administrative expenses decreased 5.9% to $25.7 from $27.3 million in fiscal year 2024, primarily driven by decreases in professional services and marketing expenses. Research and development expenses decreased 16.0% year-over-year primarily due to a decrease in employee expenses.

GAAP net loss for fiscal year 2025 was ($18.1) million, or ($0.40) per share, compared to a GAAP net loss of ($31.7) million, or ($0.72) per share, in fiscal year 2024.

Adjusted EBITDA was ($12.4) million in fiscal year 2025, compared with ($22.1) million in fiscal year 2024.

Cash, cash equivalents and marketable securities totaled $8.0 million as of September 30, 2025, compared with $13.1 million as of September 30, 2024. Based on current cash position and order backlog, the Company believes it has sufficient capital to service its near- and long-term debt.

*We include in this press release adjusted EBITDA, which is a non-GAAP financial measure and which we believe provides helpful information to investors with respect to evaluating the Company’s performance. Adjusted EBITDA represents our net income (loss) before interest income, interest expense, income tax expense (benefit), depreciation and amortization expense, share-based compensation, fair value measurements of our term loans and warrants, and other items that we do not consider indicative of our core operating performance. Adjusted EBITDA is a measure used by management to understand and evaluate our core operating performance and trends and to generate future operating plans, make strategic decisions regarding allocation of capital and invest in initiatives that are focused on cultivating new markets for our solutions. In particular, the exclusion of certain expenses in calculating adjusted EBITDA facilitates comparisons of our operating performance on a period-to-period basis. However, since adjusted EBITDA is a non-GAAP financial measure, it is not necessarily comparable with adjusted EBITDA used by other companies. Adjusted EBITDA has limitations and should not be considered in isolation or a substitute for performance measures calculated under GAAP, including net income (loss).

Webcast and Conference Call Details

Management will host a conference call to discuss the financial results for the fiscal fourth quarter and full year 2025 this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (800) 751-9871, or international at +1 (646) 307-1963. A webcast will also be available at the following link: https://app.webinar.net/kdX1Yda0vbL

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the page of the Company’s website.

About Genasys Inc.

Genasys Inc. (NASDAQ: GNSS) is the global leader in Protective Communications. Incorporating the most comprehensive portfolio of preparedness, response, and analytics software and hardware systems, including the Company’s Long Range Acoustic Device® (LRAD®), the Genasys Protect® platform is designed around one premise: ensuring organizations and public safety agencies are Ready when it matters®. Protecting people and saving lives for over 40 years, Genasys covers more than 155 million people in all 50 states and in over 100 countries worldwide. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in any forward-looking statement. The risks and uncertainties in these forward-looking statements include without limitation the business impact of geopolitical conflicts and other causes that may affect our supply chain, and other risks and uncertainties, including the historical inconsistency of previous hardware orders, many of which involve factors or circumstances that are beyond the Company’s control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2024 and 10-Q for the fiscal quarter ended June 30, 2025. Genasys Inc. disclaims any intent or obligation to publicly update or revise forward-looking statements, except as otherwise specifically stated.

All Genasys products are trademarks of Genasys Inc. in the United States and other countries. All other product or company names mentioned are the property of their respective owners.

Investor Contact

Scott Liolios and Clay Liolios
Gateway Group, Inc.
949-574-3860
GNSS@gateway-grp.com

Genasys Inc.

Consolidated Balance Sheets

(Unaudited - in thousands)

	September 30,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$7,969	$4,945
Short-term marketable securities	70	7,945
Restricted cash	—	95
Accounts receivable, net	7,596	3,283
Contract assets	6,117	—
Inventories, net	8,805	7,313
Prepaid expenses and other	8,742	2,559
Total current assets	39,299	26,140
Income (loss) from operations	—	249
Long-term restricted cash	585	250
Property and equipment, net	1,125	1,291
Goodwill	13,450	13,329
Intangible assets, net	6,147	8,506
Operating lease right of use assets, net	2,419	3,110
Other assets	844	1,061
Total assets	$63,869	$53,936

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,181	$4,034
Customer deposit	19,669	1,606
Accrued liabilities	7,451	7,269
Operating lease liabilities, current portion	1,125	1,021
Notes payable, at fair value	18,010	—
Total current liabilities	54,436	13,930

Notes payable, at fair value	—	12,010
Warrant liability	3,570	6,640
Long-term deferred revenue	1,478	369
Operating lease liabilities, noncurrent	2,218	3,269
Total liabilities	61,702	36,218

Total stockholders' equity	2,167	17,563
Total liabilities and stockholders' equity	$63,869	$53,781

Genasys Inc.

Consolidated Statements of Operations

(Unaudited - in thousands, except per share amounts)

	Three Months Ended September 30,		Years Ended September 30,
	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$17,027	$6,741	$40,757	$24,008
Cost of revenues	8,456	3,992	23,801	13,819
Gross profit	8,571	2,749	16,956	10,189
	50.3%	40.8%	41.6%	42.4%
Operating expenses
Selling, general and administrative	5,756	7,454	25,660	27,261
Research and development	1,504	2,427	8,106	9,644
Total operating expenses	7,260	9,881	33,766	36,905

Income (loss) from operations	1,311	(7,132)	(16,810)	(26,716)
Other expenses, net	(2,680)	(4,183)	(1,183)	(5,419)
Loss before income taxes	(1,369)	(11,315)	(17,993)	(32,135)
Income tax (benefit) expense	39	71	119	(405)
Net loss	$(1,408)	$(11,386)	$(18,112)	$(31,730)

Net loss per common share - basic and diluted	$(0.03)	$(0.26)	$(0.40)	$(0.72)
Weighted average common shares outstanding - basic and diluted	45,154	44,598	45,023	44,317

Reconciliation of GAAP measures to non-GAAP measures

Net loss	$(1,408)	$(11,386)	$(18,112)	$(31,730)
Other expense, net	2,680	4,183	1,183	5,419
Income tax (benefit) expense	39	71	119	(405)
Depreciation and amortization	665	736	2,779	2,929
Stock based compensation	399	383	1,663	1,652
Adjusted EBITDA	$2,375	$(6,013)	$(12,368)	$(22,135)